                                                                    EXHIBIT 99.1


[OFFICE DEPOT LOGO]                          NEWS RELEASE
--------------------------------------------------------------
CONTACT: EILEEN H. DUNN
         INVESTOR RELATIONS/PUBLIC RELATIONS
         561/438-4930
         EDUNN@OFFICEDEPOT.COM

         BRIAN LEVINE
         PUBLIC RELATIONS
         561/438-2895
         BLEVINE@OFFICEDEPOT.COM


                OFFICE DEPOT ANNOUNCES FIRST QUARTER 2003 RESULTS
                  COMPANY ADOPTS EITF 02-16 ACCOUNTING GUIDANCE

(DELRAY BEACH, FL) APRIL 17, 2003 -- OFFICE DEPOT, INC. (NYSE: ODP) today announced first quarter results for the period ending March 29, 2003. All numbers are presented on a GAAP basis unless otherwise specifically indicated.

Total Company sales for the first quarter grew by 1% to $3.1 billion compared to the first quarter of 2002. Worldwide comparable sales in the 885 stores and 39 delivery centers that have been open for more than one year declined by 3% during the first quarter of 2003.

Operating profit for the first quarter decreased by 1% to $161.3 million compared to the same period in 2002, primarily as a result of declining sales in our North American retail stores. Total Company operating profit was positively impacted by the adoption of new accounting guidance, EITF 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor. Our adoption of EITF 02-16 was treated as a change in accounting principle with the cumulative effect recorded as of the beginning of the first quarter. The impact from adopting this new guidance is more fully described by the supplemental information provided in schedules D and E attached to this press release.

Net earnings per diluted share were $0.25, compared with $0.32 for the same period last year. Adopting EITF 02-16 and its related impacts reduced diluted earnings per share by $0.05 for the first quarter of 2003.

BRUCE NELSON, OFFICE DEPOT'S CHAIRMAN & CEO, commented, "Our first quarter operating results were significantly impacted by a 7% decline in comparable North American Retail sales. Positive results from the first of many new 2003 retail marketing and merchandising initiatives resulted in improving sales trends in late March and early April. These early results are encouraging, and combined with additional merchandising initiatives planned over the next two months, lead us to believe that our negative retail comparable sales results in North America have reached their bottom. We expect to report a meaningful improvement in our comparable sales results for the second quarter.

"We experienced significant sales growth from our larger customer segments in BSG during the quarter. We are beginning to see the benefits from our new growth initiatives in this important account base. These strong sales results were somewhat offset by continued softness in our domestic commercial catalog operations, and some slowing of growth rates in our California contract business attributable to declining economic conditions and budget cutbacks. Operating costs in our North American warehouses continued to decline, reflecting our focus over the past two and a half years. At the same time, we continue to outperform virtually all of our quality and customer service metrics.

"Our International operating performance during the quarter remained solid, achieving record levels of profitability, in spite of our significant growth investments in both new countries and new channels. Results from our start-up contract operations in Portugal and the six new European contract operations remain encouraging. Japan achieved operating break-even for the first time ever, even with declining sales. Currency exchange rates meaningfully benefited both sales and operating results in our European operations this quarter.

"We remain optimistic that we will receive EC approval for our previously announced acquisition of Guilbert, one of Europe's leading contract stationers. Assuming we receive the necessary regulatory approvals, this acquisition will double our size in Europe and provide meaningful synergies with our existing operations. It will also give us an immediate sizable platform to grow the large customer segments across Europe and unique capabilities to service the growing demand of large global customers. This acquisition is highly complementary to our existing European business models; and as a result we expect the transaction to be accretive to earnings in 2004 conservatively in the range of $0.05 to $0.10 per share, with significant improvement thereafter. We plan on closing the transaction as soon as possible following receipt of EC approval, and at that time we will clearly articulate our integration plans and provide more specificity on the synergies we expect to achieve over time."


OUTLOOK

Commenting on the Company's outlook Mr. Nelson noted, "Accelerating North American retail comparable sales remains our number one, and most important priority. The potential acquisition of Guilbert will not in any meaningful way distract our focus and attention away from our North American retail performance. We have been operating successful businesses in Europe since 1990, and we have a very talented, experienced and deep management team that is fully capable of successfully integrating Guilbert's operations. Our North American merchandising, marketing and support teams operate separately from their European counterparts and will not compete for time and resources. Our finance and IT organizations, however, are globally organized and their time, effort and energy will be required to successfully integrate Guilbert. This should not detract from the marketing and merchandising initiatives necessary to drive North American retail success.

"In late 2002, we identified five new significant North American Retail merchandising and marketing initiatives that we are now confident, when successfully and fully implemented, will drive comparable sales growth. By the end of May, we will have fully implemented one of these five initiatives in virtually all of our 871 North American stores.

"We have relocated ink and toner supplies into a unique 600 average square-foot corralled shop at the front of each store with a dedicated register, a web-enabled ink and toner reference/finder kiosk, and a cartridge recycling area. While our competitors are also focusing on this important category, no one else has dedicated the space, staff and technology to this category to the extent we have this past quarter. Our ink and toner shops are differentiated and our related marketing programs are cohesive, across all channels and media, including newspaper, direct mail and radio. At the end of the first quarter, we had converted 220 stores to this format; and by mid-April, it will be installed in more than 500 stores. The early results are highly encouraging; and this is one of the reasons we now believe that our North American retail comps will show marked improvement in the second quarter and accelerating results in the second half of this year.

"During the second quarter, we will implement and execute two additional new merchandising initiatives across the entire chain. We believe these initiatives will also add incremental growth in our retail business, and at the same time, improve the shopping experience for our core retail customers.

"Based on these three new retail initiatives, combined with additional merchandising and marketing programs planned for the second half of this year, we believe our North American Retail comps will be only slightly negative in the third quarter, and positive in the fourth quarter for the first time in 14 quarters.

"Our overall EPS outlook for the second quarter 2003 is expected to be below the second quarter 2002 to approximately the same degree, excluding the impact of EITF 02-16, as the comparative shortfall we have experienced in the first quarter of this year versus the corresponding period last year. The second quarter of the year is historically our lowest sales volume quarter, and combined with some pressure on retail and catalog margins as a result of an increase in highly targeted promotional offers, it will be difficult to achieve last year's second quarter profit levels in the absence of positive North American retail comps.

"Looking ahead to the balance of this year, we believe that our earnings for 2003 will be up 3% to 5% over 2002 GAAP results. In the second half of the year, we expect an EPS increase of approximately 10-15% excluding the impact of EITF 02-16. We also believe for the full year, there will be no material impact from adopting EITF 02-16. However, we anticipate some small impact from EITF 02-16 on a quarterly basis. Therefore, as we release quarterly results, we plan to provide comparative figures to assist our investors and analysts in 'converting' quarterly GAAP results into comparable figures to better understand period-to-period changes from 2002."


FIRST QUARTER HIGHLIGHTS:

         - Maintained our worldwide industry leading position in global e-commerce with sales of $599.2 million in the first quarter, an increase of 23% over the same period last year and on track to reach $2.5 billion for the year.

         - Launched our retail business in Spain with one new store opening in Madrid. We will open four additional stores during the second quarter and a total of six stores in 2003. We already have a rapidly growing catalog operation in Spain, and the addition of Guilbert would give us an immediate presence in the contract business segment. Leveraging multi-brand, multi-channel capabilities is one of our most important strategic objectives.

         - Launched a new Spanish language U.S. web site (http://espanol.officedepot.com/) in an effort to reach a growing base of two million Hispanic-owned businesses in the United States. The new web site mirrors our award-winning English language public site. We are the first major retailer in the United States to provide e-commerce capability to this large and vitally important customer segment. Office Depot has a significant retail presence in 8 of the top 10 Hispanic markets in the United States, and we believe this web site will help drive retail sales growth in those markets.

         - Continued to maintain our strong cash position, with $978.9 million of cash at the end of the first quarter. As we have previously disclosed, we plan to spend some of our cash this year to invest in growing our International business, through the proposed acquisition of the contract business of Guilbert, S.A. (pending EC review) and to focus on North American Retail growth.

         - Concluded the sale of our Australian operations to Coles Myer Ltd., during the first week of the quarter. Our results in Australia are reported as discontinued operations for all periods presented in this press release.

         - Office Depot recently announced that it was working with environmental groups, customers and suppliers to develop a comprehensive environmental policy. The policy will cover Office Depot's entire operation, from the products it purchases and services it offers customers to the daily operations at its corporate offices and retail stores.

         - In an effort to strengthen its leadership position on key environmental issues related to the office supplies industry, the Company recently announced the extension of its current ink and toner recycling program -- in which customers receive one free ream of Office Depot's EnviroCopy 35% PCW content recycled paper when they return used ink and toner cartridges to participating stores -- as well as its conversion of all its Copy & Print Centers to use recycled paper as the default paper type for black and white copies.


CONSOLIDATED OPERATING PROFIT AND ACCOUNTING CHANGE

We use segment operating profit to manage individual business units because this measure captures the sales and direct activity of each segment's operations. General and administrative expenses are not allocated to our business segments because they are considered indirect or corporate activities, and the cost of assigning these expenses to our operating units exceeds the benefits we would receive. Segment operating profit, however, should not be considered an alternative to operating profit or net earnings because G&A and other items are not allocated to our business segments. We have provided below a reconciliation of the total segment operating profit to consolidated operating profit for the Company as a whole.

As of December 29, 2002, the first day of our fiscal year, the Company adopted EITF 02-16. Under this new accounting guidance, consideration received from a vendor is now presumed to be a reduction of the cost of the vendor's products or services. The primary impact to the Company relates to the accounting for cooperative advertising arrangements. Amounts previously classified as a reduction of advertising expense are now reflected as a reduction of cost of goods sold.

As a result of adopting this new guidance, we adjusted the inventory balance at the beginning of the year to reflect the portion of cooperative advertising considerations received from vendors related to unsold merchandise. The effect of this adjustment was $25.9 million (after tax) and has been accounted for as a cumulative effect of a change in accounting principle. In addition to the reclassification of current period cooperative advertising credits, a decline in amounts deferred in inventory for both cooperative advertising and vendor rebates reduced cost of goods sold by $17.0 million for the first quarter of 2003. Prior periods have not been restated. However, in addition to the reclassification of cooperative advertising credits, the estimated pro forma effect of having applied this new accounting guidance to the first quarter of 2002 would have reduced cost of goods sold by $20.6 million for the change in amounts deferred in inventory, and would have increased diluted earnings per share by $0.04. Going forward, changes in amounts deferred in inventory will increase or decrease with changes in the inventory balances each quarter.

We have provided supplemental information at the end of this release that presents segment operating profit as reported on a GAAP basis and pro forma information to reflect the impact of our application of EITF 02-16 beginning in the first quarter of 2003.

TOTAL COMPANY

                                                  First Quarter

(In millions of dollars)                      2003            2002
                                           ----------      ----------
Sales                                      $  3,055.9      $  3,021.9
COGS and Occupancy Costs                      2,096.9         2,145.8
                                           ----------      ----------
     Gross Profit                               959.0           876.1
Operating and Selling Expenses                  671.2           596.7
                                           ----------      ----------
     Segment Operating Profit                   287.8           279.4
General and Administrative Expenses             125.3           114.7
Other Operating Expenses                          1.2             1.1
                                           ----------      ----------
         Operating Profit                  $    161.3      $    163.6
                                           ----------      ----------


SEGMENT RESULTS

NORTH AMERICAN RETAIL

                                             First Quarter

(In millions of dollars)                 2003            2002
                                      ----------      ----------
Sales                                 $  1,529.8      $  1,621.9
COGS and Occupancy Costs                 1,113.5         1,228.5
                                      ----------      ----------
     Gross Profit                          416.3           393.4
Operating and Selling Expenses             298.1           269.8
                                      ----------      ----------
     Segment Operating Profit         $    118.2      $    123.6
                                      ----------      ----------

North American retail sales declined 6% for the first quarter compared to the same period last year. Comparable store sales in the 847 stores throughout the U.S. and Canada that have been open for more than one year declined 7% during the quarter. While conversion rates of customers improved during the quarter, traffic and average transaction size were impacted by continued negative sales results in technology and furniture. Technology comparable sales were down 20%, with the greatest impact in desktop, CTO and laptop sales. Comparable sales in furniture were down 5%.

While segment operating profit decreased on a dollar-for-dollar basis compared to last year, the operating margin improved, as a percent to sales, by ten basis points, primarily as a result of adopting EITF 02-16. The results of the new accounting guidance increased gross profit by $51.8 million, and increased operating and selling expenses by $42.5 million. On a pro forma basis, the effects of adopting EITF 02-16 for the first quarter 2002 would have increased gross profit by $66.5 million and increased operating and selling expenses by $55.2 million. Aside from the adjustments related to the new accounting guidance, product mix shifts and increased promotional activity over prior periods caused retail gross margins to decline when compared to the same period last year, and operating and selling expenses increased as a result of lower sales levels.

During the first quarter, the Company opened four new office supply stores and relocated one store in North America. At the end of the first quarter, Office Depot operated a total of 871 office product superstores throughout the U.S. and Canada. The Company plans to open a total of 40 new stores during 2003, with the concentration of openings in the second half of the year. We are on track to open ten new stores in the second quarter, and six of those stores will be less than 10,000 square feet in size. We believe these smaller format stores will provide us the opportunity to develop greater store density in our existing markets and will help accelerate our growth in markets where we already have a significant presence.


BUSINESS SERVICES GROUP

                                                 First Quarter

(In millions of dollars)                        2003           2002
                                             ----------      ---------
Sales                                        $  1,024.2      $   992.7
COGS and Occupancy Costs                          691.2          674.6
                                             ----------      ---------
     Gross Profit                                 333.0          318.1
Operating and Selling Expenses                    236.0          220.3
                                             ----------      ---------
     Segment Operating Profit                $     97.0      $    97.8
                                             ----------      ---------

Sales in our Business Services Group grew 3% during the quarter. While our contract sales were mildly affected during the first part of the quarter because of severe weather in the Northeast, contract sales recovered and grew 5% across almost all markets with the large customer segment growing at faster rates. The contract business sales growth continues to be offset by sluggish sales in our catalog business, now called Business Direct. Domestic e-commerce sales grew 21% during the quarter, continuing our industry leadership position in this channel.

Segment operating profit, as a percent to sales, decreased by 38 basis points. As a result of adopting EITF 02-16, gross profit increased by $23.4 million and operating and selling expenses increased by $16.1 million. On a pro forma basis, the adoption of this new accounting guidance in the first quarter of 2002 would have resulted in an increase in gross profit of $32.8 million and an increase in operating and selling expenses of $24.3 million.

Excluding the impact from the new accounting guidance, gross margins decreased from slower catalog sales in our Business Direct Division, as well as from lower rates in our contract business, as a result of our efforts to grow market share in this channel, particularly in the larger account segment. Lower gross margins are also partially related to our Business Direct Division where our customers have started buying lower margin SKUs within designated product categories. Segment operating costs, excluding the reclassification of cooperative advertising consideration from vendors, have improved, reflecting our efforts to continuously reduce costs.

INTERNATIONAL DIVISION

                                             First Quarter

(In millions of dollars)                  2003           2002
                                       ---------      ---------

Sales*                                 $   502.5      $   408.0
COGS and Occupancy Costs*                  292.5          243.0
                                       ---------      ---------
     Gross Profit*                         210.0          165.0
Operating and Selling Expenses*            137.3          106.9
                                       -------        -------
     Segment Operating Profit*         $    72.7      $    58.1
                                       ---------      ---------

* EXCLUDES COMPANY'S RESULTS FROM DISCONTINUED AUSTRALIAN OPERATIONS

Our International Division sales grew 4% in local currencies and 23% in U.S. dollars during the quarter, mostly from strong sales results in our growing European contract business. Our contract sales in Europe more than doubled on a year-over-year basis, and we now have contract operations in six European countries, with our newest contract business in Germany fully operational as of the beginning of the first quarter. While catalog sales in Germany and France slowed during the first quarter, the overall European catalog business is growing steadily.

International sales benefited from foreign exchange rates in the first quarter of 2003 by $76.8 million. International Division segment operating profit also benefited from foreign exchange rates by $10.6 million during the quarter.

Segment operating profit margin improved by 22 basis points, primarily as a result of improvements in operating costs. The effect of adopting EITF 02-16 increased gross profit by $7.9 million and increased operating and selling expenses by $7.5 million. The pro forma effect of adopting this new accounting guidance for the first quarter of 2002 would have increased gross profit by $6.5 million and increased operating and selling expenses by $5.6 million.

Office Depot has retail stores, through a combination of wholly owned operations, joint ventures and international licensing agreements, in the following countries:

OFFICE DEPOT INTERNATIONAL RETAIL ACTIVITY

                                   First Quarter Activity          Open at Quarter End

           Number of Stores        Opened          Closed          2003           2002
                                -------------- --------------- -------------- --------------
Mexico                                      1                             77             62
France *                                    1                             38             30
Israel                                      1                             27             23
Poland                                                                    13             15
Japan *                                                     1             12             11
Hungary                                                                    3              3
Thailand                                                                   3              2
Spain *                                     1                              1              0
                                -------------- --------------- -------------- --------------
     Total                                  4               1            174            146
                                -------------- --------------- -------------- --------------

* Office Depot wholly owned stores

Along with its retail stores, the Company also sells products and services through its delivery and catalog operations in 20 countries outside of the United States and Canada.

CONFERENCE CALL INFORMATION

Office Depot will hold a conference call for investors and analysts at 8:00 a.m. (Eastern Time) on today's date. The conference call will be available to all investors via Webcast at www.officedepot.com under Company Info/Investor Relations. Interested parties may contact Investor Relations at 561-438-1680 for further information on the conference call.

ABOUT OFFICE DEPOT

No one sells more office products to more customers in more countries than Office Depot. The Company operates under the Office Depot(R), Viking Office Products(R), Viking Direct(R) and 4Sure.com(R) brand names. As of March 29, 2003, Office Depot operated 871 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 24 delivery centers, more than 60 local sales offices and 13 regional call centers. Furthermore, the Company sells products and services in 20 countries outside of the United States and Canada, including 38 office supply stores in France, one in Spain and 12 in Japan that are owned and operated by the Company; and 123 additional office supply stores under joint venture and licensing agreements operating under the Office Depot(R) name in seven foreign countries.

The Company also operates an award-winning U.S. Office Depot brand web site at www.officedepot.com where customers can access Office Depot's low competitive prices seven days a week, twenty-four hours a day. The Company also operates more than 30 other web sites in the U.S. and 13 international countries including: Austria, Belgium, Canada, France, Japan, Germany, Ireland, Italy, Luxembourg, the Netherlands, Spain, Switzerland and the United Kingdom.

Office Depot's common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AS AMENDED. FORWARD-LOOKING STATEMENTS, INCLUDING WITHOUT LIMITATION ALL OF THE PROJECTIONS AND ANTICIPATED LEVELS OF FUTURE PERFORMANCE, INVOLVE RISKS AND UNCERTAINTIES WHICH MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. THESE RISKS AND UNCERTAINTIES ARE DETAILED FROM TIME TO TIME BY OFFICE DEPOT IN ITS FILINGS WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ("SEC"), INCLUDING WITHOUT LIMITATION ITS MOST RECENT FILING ON FORM 10-K, FILED ON MARCH 13, 2003 AND IN OUR 10-Q AND 8-K FILINGS MADE FROM TIME TO TIME. YOU ARE STRONGLY URGED TO REVIEW ALL SUCH FILINGS FOR A MORE DETAILED DISCUSSION OF SUCH RISKS AND UNCERTAINTIES. THE COMPANY'S SEC FILINGS ARE READILY OBTAINABLE AT NO CHARGE AT WWW.SEC.GOV AND AT WWW.FREEEDGAR.COM, AS WELL AS ON A NUMBER OF OTHER COMMERCIAL WEB SITES.

SCHEDULE A

                               OFFICE DEPOT, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                             13 WEEKS ENDED      13 WEEKS ENDED
                                                             MARCH 29, 2003      MARCH 30, 2002
                                                             --------------      --------------
Sales                                                          $ 3,055,869         $ 3,021,873
Cost of goods sold and occupancy costs                           2,096,891           2,145,776
                                                               -----------         -----------

  Gross profit                                                     958,978             876,097

Store and warehouse operating
  and selling expenses                                             671,164             596,672
General and administrative expenses                                125,274             114,723
Other operating expenses                                             1,235               1,116
                                                               -----------         -----------
                                                                   797,673             712,511

  Operating profit                                                 161,305             163,586

Other income (expense):
  Interest income                                                    5,350               2,887
  Interest expense                                                 (11,738)            (10,981)
  Miscellaneous income, net                                          2,560               2,500
                                                               -----------         -----------

  Earnings from continuing operations before income
    income taxes and cumulative effect of accounting
    change                                                         157,477             157,992

Income taxes                                                        53,542              55,930
                                                               -----------         -----------

  Earnings from continuing operations before cumulative
    effect of accounting change                                    103,935             102,062

Discontinued operations, net                                         1,153                 648

Cumulative effect of accounting change, net                        (25,892)                 --
                                                               -----------         -----------

   Net earnings                                                $    79,196         $   102,710
                                                               ===========         ===========

Earnings per common share from continuing operations:
   Basic                                                       $      0.34         $      0.34
   Diluted                                                            0.33                0.32

Cumulative effect of accounting change:
   Basic                                                       $     (0.08)        $        --
   Diluted                                                           (0.08)                 --

Net Earnings Per Common Share:
   Basic                                                       $      0.26         $      0.34
   Diluted                                                            0.25                0.32

Weighted average number of common shares outstanding:
   Basic                                                           307,973             303,504
   Diluted                                                         311,220             326,227

SCHEDULE B

                               OFFICE DEPOT, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                   AS OF                    AS OF
                                                               MARCH 29, 2003         DECEMBER 28, 2002
                                                               --------------         -----------------
ASSETS
Current assets:
  Cash and cash equivalents                                      $   978,863             $   877,088
  Short-term investments                                               1,782                   6,435
  Receivables, net                                                   752,296                 771,632
  Merchandise inventories, net                                     1,138,904               1,305,589
  Deferred income taxes                                              170,518                 143,073
  Prepaid expenses and other current assets                           77,791                 105,898
                                                                 -----------             -----------

     Total current assets                                          3,120,154               3,209,715

Fixed assets:
  Property and equipment, at cost                                  2,097,480               2,062,522
  Less accumulated depreciation and amortization                     990,406                 944,460
                                                                 -----------             -----------

     Net fixed assets                                              1,107,074               1,118,062

Goodwill, net                                                        258,527                 257,797
Other assets                                                         173,868                 180,238
                                                                 -----------             -----------
                                                                 $ 4,659,623             $ 4,765,812
                                                                 ===========             ===========


LIABILITIES
Current liabilities:
  Accounts payable                                               $ 1,017,040             $ 1,173,973
  Accrued expenses and other liabilities                             583,220                 662,490
  Income taxes payable                                               178,197                 139,431
  Current maturities of long-term debt                                15,479                  16,115
                                                                 -----------             -----------

     Total current liabilities                                     1,793,936               1,992,009

 Deferred income taxes and other credits                              62,678                  64,721
 Long-term debt, net of current maturities                           408,778                 411,970

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
 Common stock - authorized 800,000,000 shares
    of $.01 par value; issued 394,175,809 in
    2003 and 393,905,052 in 2002                                       3,942                   3,939
 Additional paid-in capital                                        1,120,181               1,118,028
 Unamortized value of long-term incentive stock grant                 (1,266)                 (1,295)
 Accumulated other comprehensive loss                                 16,886                   1,165
 Retained earnings                                                 2,107,638               2,028,442
 Treasury stock, at cost - 85,387,918 shares in 2003
   and 82,443,170 in 2002                                           (853,150)               (853,167)
                                                                 -----------             -----------
                                                                   2,394,231               2,297,112
                                                                 -----------             -----------
                                                                 $ 4,659,623             $ 4,765,812
                                                                 ===========             ===========

SCHEDULE C

                               OFFICE DEPOT, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)



                                                                          13 WEEKS ENDED        13 WEEKS ENDED
                                                                          MARCH 29, 2003        MARCH 30, 2002
                                                                          --------------        --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                                                               $  79,196             $ 102,710
  Adjustments to reconcile net earnings to net cash provided by operating activities:
       Discontinued operations, net                                             (1,153)                 (648)

       Cumulative effect of accounting change, net                              25,892                    --
       Depreciation and amortization                                            53,256                48,815
       Provision for losses on inventories and receivables                      31,129                27,666
       Changes in working capital                                              (81,643)              112,660
       Other operating activities, net                                         (11,084)                4,051
                                                                             ---------             ---------
     Net cash provided by operating activities                                  95,593               295,254
                                                                             ---------             ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                         (38,544)              (36,145)
  Proceeds from sales of assets                                                 36,470                   544

  Sale of short-term investment securities                                       4,653                    --
                                                                             ---------             ---------
     Net cash provided by (used in) investing activities                         2,579               (35,601)
                                                                             ---------             ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of stock options and sale of stock under
       employee stock purchase plans                                             2,248                42,987

  Acquisition of treasury stock                                                     --               (12,166)
  Payments on long- and short-term borrowings                                   (2,683)               (5,029)
                                                                             ---------             ---------
     Net cash (used in) provided by financing activities                          (435)               25,792
                                                                             ---------             ---------

 EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS                    4,038                (4,841)
                                                                             ---------             ---------

  Net increase in cash and cash equivalents                                    101,775               280,604
     Cash and cash equivalents at beginning of period                          877,088               565,387
                                                                             ---------             ---------
     Cash and cash equivalents at end of period                              $ 978,863             $ 845,991
                                                                             =========             =========

SCHEDULE D

                               OFFICE DEPOT, INC.
                               FIRST QUARTER 2003
              DILUTED EPS RECONCILIATION FOR ADOPTION OF EITF 02-16

(In thousands, except share amounts)

                                                          Amounts                EPS
                                                         ---------             --------
Non-GAAP:
   Earnings from continuing operations
     before accounting change                            $  92,699             $   0.30

   Current period impact of accounting change
    ($17.0 million before taxes)                            11,236                 0.03
                                                         ---------             --------

GAAP:
   Earnings from continuing operations before
      cumulative effect of accounting change               103,935                 0.33

   Discontinued operations                                   1,153                 0.00

   Cumulative effect of accounting change                  (25,892)               (0.08)
                                                         ---------             --------

   Net earnings                                          $  79,196             $   0.25

SCHEDULE E

                               OFFICE DEPOT, INC.
                            SUPPLEMENTAL INFORMATION
  COMPARING GAAP AND PRO FORMA RESULTS, WITH AND WITHOUT ADOPTION OF EITF 02-16

TOTAL COMPANY


                                                With EITF 02-16                               Without EITF 02-16
                                    GAAP As                                                                 As Previously
                                    Reported                     Pro Forma              Pro Forma              Reported
(In millions of dollars)              2003          %        2002          %        2003          %        2002          %
                                   ----------     -----   ----------     -----   ----------     -----   ----------     -----
Sales                              $  3,055.9     100.0   $  3,021.9     100.0   $  3,055.9     100.0   $  3,021.9     100.0
COGS and Occupancy Costs              2,096.9      68.6      2,040.0      67.5      2,179.9      71.3      2,145.8      71.0
                                   ----------     -----   ----------     -----   ----------     -----   ----------     -----
     Gross Profit                       959.0      31.4        981.9      32.5        876.0      28.7        876.1      29.0
Operating and Selling Expenses          671.2      22.0        681.9      22.6        605.2      19.8        596.7      19.7
                                   ----------     -----   ----------     -----   ----------     -----   ----------     -----
     Segment Operating Profit           287.8       9.4        300.0       9.9        270.8       8.9        279.4       9.3
General and Administrative
     Expenses                           125.3       4.1        114.7       3.8        125.3       4.2        114.7       3.9
Other Operating Expenses                  1.2       0.0          1.1       0.0          1.2       0.0          1.1       0.0
                                   ----------     -----   ----------     -----   ----------     -----   ----------     -----
          Operating Profit         $    161.3       5.3   $    184.2       6.1   $    144.3       4.7   $    163.6       5.4
                                   ----------     -----   ----------     -----   ----------     -----   ----------     -----


NORTH AMERICAN RETAIL

Sales                              $  1,529.8     100.0   $  1,621.9     100.0   $  1,529.8     100.0   $  1,621.9     100.0
COGS and Occupancy Costs              1,113.5      72.8      1,162.0      71.6      1,165.3      76.2      1,228.5      75.8
                                   ----------     -----   ----------     -----   ----------     -----   ----------     -----
     Gross Profit                       416.3      27.2        459.9      28.4        364.5      23.8        393.4      24.2
Operating and Selling Expenses          298.1      19.5        325.0      20.1        255.6      16.7        269.8      16.6
                                   ----------     -----   ----------     -----   ----------     -----   ----------     -----
     Segment Operating Profit      $    118.2       7.7   $    134.9       8.3   $    108.9       7.1   $    123.6       7.6
                                   ----------     -----   ----------     -----   ----------     -----   ----------     -----

BUSINESS SERVICES GROUP

Sales                              $  1,024.2     100.0   $    992.7     100.0   $  1,024.2     100.0   $    992.7     100.0
COGS and Occupancy Costs                691.2      67.5        641.8      64.7        714.6      69.8        674.6      68.0
                                   ----------     -----   ----------     -----   ----------     -----   ----------     -----
     Gross Profit                       333.0      32.5        350.9      35.3        309.6      30.2        318.1      32.0
Operating and Selling Expenses          236.0      23.0        244.6      24.6        219.9      21.4        220.3      22.2
                                   ----------     -----   ----------     -----   ----------     -----   ----------     -----
     Segment Operating Profit      $     97.0       9.5   $    106.3      10.7   $     89.7       8.8   $     97.8       9.8
                                   ----------     -----   ----------     -----   ----------     -----   ----------     -----

INTERNATIONAL DIVISION

Sales                              $    502.5     100.0   $    408.0     100.0   $    502.5     100.0   $    408.0     100.0
COGS and Occupancy Costs                292.5      58.2        236.5      58.0        300.4      59.8        243.0      59.6
                                   ----------     -----   ----------     -----   ----------     -----   ----------     -----
     Gross Profit                       210.0      41.8        171.5      42.0        202.1      40.2        165.0      40.4
Operating and Selling Expenses          137.3      27.3        112.5      27.6        129.8      25.8        106.9      26.1
                                   ----------     -----   ----------     -----   ----------     -----   ----------     -----
     Segment Operating Profit      $     72.7      14.5   $     59.0      14.4   $     72.3      14.4   $     58.1      14.3
                                   ----------     -----   ----------     -----   ----------     -----   ----------     -----